                                                                                                                        Exhibit 11

                                                   CCA INDUSTRIES, INC. AND SUBSIDIARIES

                                                  COMPUTATION OF EARNINGS PER SHARE

                                                                         (UNAUDITED)

                                                                               Three Months Ended

                                                                                        February 28,

                                                                               2007                        2006

Item 6.

Weighted average shares outstanding -

  Basic                                                                 7,002,353               7,169,901

Net effect of dilutive stock

  options--based on the

  treasury stock method

  using average market  price                                     91,800                   91,227

Weighted average shares outstanding -

  Diluted                                                               7,094,153              7,261,128

Net Income (Loss)                                                $  472,753           $ 1,070,778

Per share amount

  Basic                                                                        $0.07                     $.15

  Diluted                                                                      $0.07                     $.15